EXHIBIT 99.1

     PREMIERWEST BANCORP ANNOUNCES ADDITION TO RUSSELL 3000® INDEX

MEDFORD, OR – July 3, 2008: PremierWest Bancorp (NASDAQ – PRWT) announced that it has been added to the Russell 3000® Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global indexes on June 27, 2008.

The Russell indexes are widely used by investment managers and institutional investors for both index funds and as benchmarks for passive and active investment strategies. The Company will hold its membership until Russell reconstitutes its indexes in June 2009.

“We are pleased with our inclusion in the Russell 3000® Index,” said PremierWest CEO John Anhorn. “Russell is an industry leader for stock indexes, and we expect inclusion of PremierWest Bancorp will increase our visibility to both institutional and retail investors.”

The annual reconstitution of the Russell 3000 captures the 3,000 largest U.S. Stocks as of the end of May, ranking them by total market capitalization. The largest 1,000 companies in this ranking comprise the Russell 1000, while the next 2,000 comprise the Russell 2000.

ABOUT RUSSELL INVESTMENT GROUP

Russell Investment Group aims to improve financial security for people by providing strategic advice, world-class implementation, state-of-the-art performance benchmarks, and a range of institutional-quality investment products. With more than $200 billion in assets under management, Russell serves individual, institutional and advisor clients in more than 40 countries. Russell provides access to some of the world’s best money managers. It helps investors put this access to work in corporate defined benefit and defined contribution plans and in the life savings of individual investors. Russell’s indexes are unmanaged and cannot be invested in directly. For more information on Russell indexes, go to www.russell.com.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. PremierWest offer a full array of financial products and services through a network of full service banking offices serving a territory which currently includes high growth markets in Southern and Central Oregon and Northern California. Additionally, PremierWest offers expanded banking related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.